Annual Report

Cover Page

Name of issuer:

SlingFin, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: CA

Date of organization: 2/5/2010

Physical address of issuer:

1355 4th St.
Suite C
Berkeley CA 94710

Website of issuer:

http://www.slingfin.com/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

2

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$182,510.80	$48,801.00
Cash & Cash Equivalents:	$17,288.54	$1,512.00
Accounts Receivable:	$1,077.11	$0.00
Short-term Debt:	$58,778.00	$64,570.00
Long-term Debt:	$226,418.00	$0.00
Revenues/Sales:	$153,017.90	$82,564.00
Cost of Goods Sold:	$73,809.11	$41,699.00
Taxes Paid:	$832.71	$0.00
Net Income:	($71,899.25)	($51,274.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

SlingFin, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☑ Yes ☐ No

Reason for failure to comply:

The issuer failed to file a 2016 annual report.

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Richard Ying	Vice President	SlingFin	2011
Martin Zemitis	CEO, President, CFO	SlingFin	2010
Alan Tabor	Principal	OutInUnder	2012
Paul Kramer	Chief Operating Officer	CNW, LLC	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Richard Ying	Secretary	2011
Richard Ying	Vice President	2011
Richard Ying	Vice President	2011
Richard Ying	Secretary	2011
Martin Zemitis	CFO	2010
Martin Zemitis	Treasurer	2010
Martin Zemitis	President	2010
Martin Zemitis	President	2010
Martin Zemitis	Treasurer	2010

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Martin Zemitis	262198.0 common and preferred stock	40.8
Tim Baka	153200.0 common and preferred stock	23.9

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> The shares are speculative investments which involve a substantial risk of loss.
>
> The Company has been operating at a loss and may do so even after the fundraising.
>
> There are significant restrictions on the transferability of the shares.
>
> No federal or state agency has made any findings as to the fairness of the terms of the offering.
>
> Any projections or predictions that may have been made available to investors are based on estimates, assumptions and forecasts which may prove to be incorrect; and no assurance is given that the actual results will correspond with the results contemplated by the various projections.
>
> A significant portion of the funds raised will be used to purchase inventory. There is no guarantee that the inventory will be sold.
>
> Outdoor gear is a very competitive industry.
>
> Risk of future dilution.
>
> Company will try to do its best to fulfill all perks, but the best interest of the Company will be taken into account when determining use of resources.
>
> Entering product categories with larger audiences also means competing against a more crowded market and against larger companies with more resources.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Prefered Stock	1000000.0	20750.0	Yes
Common Shares	2000000.0	521183.0	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

City of Berkeley Dept of Small Business Development loaned $80,000 at 5.25%, 7 year loan, started May 2015
$32,500 in bridge loans - 3 yr term with 5% interest, convertible at 20% discount of latest preferred share price
$50,000 convertible debt with Sibylle Zemitis, started April 2012
LOC for $150,000 at 4.025%, 10 year draw with 15 year payback, started Feb 2015

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
12/2016	Regulation Crowdfunding	SAFE	$105,891	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We make the highest quality mountaineering and backpacking tents in the world. Our gear works in conditions that cause other equipment to fail. Case in point: we built the only tent to ever spend a night on Mt. Everest. Our founder, Martin, has been building tents since high school and has worked at the biggest outdoor companies: Sierra Designs, Mountain Hardwear, and The North Face.
SlingFin is dedicated to solving difficult design problems. For example our patented WebTruss™ can be pitched in the most extreme weather conditions (think Mt. Everest extreme). We started at the top of the mountain and now we've created durable, lightweight backpacking tents to use on the trail. We've been in the outdoor industry for over 30 years and we've seen quality products disappear. SlingFin is bringing that quality back.

Milestones

SlingFin, Inc. was incorporated in the State of California in February 2010.

Since then, we have:

- Founders built Mountain Hardwear (acquired by Columbia for $36M).

- Designed the only tent ever to spend a night on Everest summit.

- Won prestigious Gold Award at 2013 Outdoor Friedrichshafen Show.

- Inventor of WebTruss, an entirely new way to pitch a tent.

- 50% margin, growing to 60% with this investment.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $153,017.90 compared to the year ended December 31, 2016, when the Company had revenues of $82,564. Our gross margin was 51.76% in fiscal year 2017, compared to 49.49% in 2016.

- *Assets.* As of December 31, 2017, the Company had total assets of $182,510.80, including $17,288.54 in cash. As of December 31, 2016, the Company had $48,801 in total assets, including $1,512 in cash.

- *Net Loss.* The Company has had net losses of $71,899.25 and net losses of $51,274 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

- *Liabilities.* The Company's liabilities totaled $285,196 for the fiscal year ended December 31, 2017 and $64,570 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $249,000 in equity.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

SlingFin, Inc. cash in hand is $17,288.54, as of March 2018. Over the last three months, revenues have averaged $15,000/month, cost of goods sold has averaged $6,000/month, and operational expenses have averaged $9,000/month, for an average burn rate of $0 per month. Our intent is to be profitable in 0 months.

Over the past year, we've put more into marketing to help increase our audience and sales numbers. We've also added a new member to our team whose primary focus is on increasing our dealer and direct sales.

We have some new products that we are about to release which opens up new product categories for us, so that should hopefully equate to more sales. We'll need some more cash to build new inventory but with presales through places like Kickstarter we think we have a good model.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.slingfin.com//invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2

Appendix D: Director & Officer Work History

- Alan Tabor
- Martin Zemitis
- Paul Kramer
- Richard Ying

Appendix E: Supporting Documents

SLINGFIN

Building a world class outdoor brand starting from the top of Mt. Everest

$105,891 raised from **265** investors
Successfully Funded on Dec 20 2016

"We make the highest quality mountaineering and backpacking tents in the world. Our gear works in conditions that cause other equipment to fail. Case in point: we built the only tent to ever spend a night on Mt. Everest. Our founder, Martin, has been building tents since high school and has worked at the biggest outdoor companies: Sierra Designs, Mountain Hardwear, and The North Face.



Martin Zemitis
CO-FOUNDER, SLINGFIN

OUR AMBITION

SlingFin is dedicated to solving difficult design problems. For example our patented WebTruss™ can be pitched in the most extreme weather conditions (think Mt. Everest extreme). We started at the top of the mountain and now we've created durable, lightweight backpacking tents to use on the trail. We've been in the outdoor industry for over 30 years and we've seen quality products disappear. SlingFin is bringing that quality back.

KEY FACTS

- Founders built Mountain Hardwear (acquired by Columbia for $36M).
- Designed the only tent ever to spend a night on Everest summit.
- Won prestigious Gold Award at 2013 Outdoor Friedrichshafen Show.
- Inventor of WebTruss, an entirely new way to pitch a tent.
- 50% margin, growing to 60% with this investment.

DOCUMENTS

Slingfin Podcast Transcript

slingfin.com

RETAIL ADVENTURE OUTDOORS

Why I Like SlingFin

You've seen the pictures and felt your spirit soar with the images of adventurers in high and wild places. Now we can all join and be part of the outdoor design revolution.

Patagonia, North Face, Marmot, Black Diamond – wouldn't it be great to have been able to invest in one of these iconic companies in their infancy, to be a shareholder? Slingfin's Wefunder campaign is that opportunity. I put my money where my mouth is, as an early investor in Slingfin and wholly support this campaign to grow this nascent organization via the same grass roots ethos that it was founded with. The design and management team, led by Martin Zemitis, is an all-star roster of industry pros with an impressive list... READ MORE



Brian Larky

INVESTOR IN SLINGFIN AND CHAIRMAN AND FOUNDER OF DALLA TERRA WINERY

A new American company that makes the strongest tents on Everest has just launched this new line for backpackers. They're as light as anything else out there, but much stronger, much more livable and, believe it or not, cheaper too.

Gizmodo

July 28, 2015

Companies like SlingFin push the outdoor industry forward with progressive designs and ruthless attention to detail.

Max Neale

Senior Editor, Outdoor Gear Lab

... SlingFin is a manufacturer bent on showing up to market with innovative solutions developed outside the box. It feels that other outdoor companies are too preoccupied with copying each other's designs, focusing on fashion and compromising for profit to properly innovate.

C.C. Weiss

Gizmag

I suspect that 5-10 years from now, SlingFin tents will be some of the most widely-used tents on the highest peaks and most remote places around the world.

GEAR:30

The SlingFin HardShell tent is the equivalent of Air Force One for mountain climbers and polar explorers... It's like a portable luxury suite for the world's most heinous conditions... We suspect that the HardShell is the best 3-4 person four-season dome tent on the planet.

OutdoorGearLab

Real email from Everest: "Just wanted to let you know that [your tent] is hanging tough up at Camp 2 (21,500 ft.) in 50-80 mph winds while other tents are snapping poles. I really think that [your tent] is the best dining tent or dome up there. Climbers from other teams stop by regularly to check out the dome, and I think they are all jealous."

Bill Allen

Co-Owner, Mountain Trip

The Most Important Question to Ask When Buying a Tent

How can two tents with identical height and footprint differ in volume by ten cubic feet-the difference between sprawling and spooning? The answer: basic geometry. And it's the reason a growing chorus of tent makers thinks volume should join weight,
November 19, 2015 @ outsideonline.com

Neuheiten 2015: Equipment - die Highlights der OutDoor-Messe

Neue Ultraleicht-Zelte, Schlafsacke, Isomatten oder Kletterausrustung - hier finden Sie die wichtigsten Messeneuheiten fur 2015 aus dem Ausrustungsbereich.
November 1, 2015 @ outdoor-magazin.com

Slingfin 2Lite Review: Everest Tent Tech For The Backpacker

A new American company that makes the strongest tents on Everest has just launched this new line for backpackers. They're as light as anything else out there, but much stronger, much more livable and, believe it or not, cheaper too. We took one up
July 28, 2015 @ indefinitelywild.gizmodo.com

Slingfin 2Lite

This is a case where the stats don't tell all. While the 2Lite's 29 square foot floor area seems small, living in the tent does not. The two 11 square foot vestibules swallow packs and gear and the elbow room feels expansive when hanging out in the tent.
May 1, 2015 @ gearinstitute.com

'Crossbow' Is One Tent For All Seasons

SlingFin is a relatively new brand in the tent market, but the Berkley-based company has roots tapping deep into the creative industry wells. In 2010, two of the founders at Mountain Hardwear left to form SlingFin, with a focus on expedition dream tents.
September 4, 2014 @ gearjunkie.com

The Ultimate Wired Gift Bag

Subscribe and enter for a chance to win this ultimate Wired gift bag.
November 11, 2012 @ wired.com

Honey Badger serves as a backpack and a bicycle pannier

Once a relatively lesser known member of the animal kingdom, the honey badger rose to infamy last year, becoming a legend among critters. It's not all that surprising to see the animal referenced in a product name, especially one designed to bring some
October 10, 2012 @ gizmag.com

Berkeley startup makes high-tech tents for hard-core mountain climbers

By Martin Snapp Correspondent Posted: 05/20/2011 01:27:57 PM PDT Updated: 05/21/2011 06:29:36 AM PDT When a team of climbers reached the summit of Mount Everest on Thursday, they had a significant advantage over other teams this spring,
May 20, 2011 @ eastbaytimes.com

High-end Tent Company SlingFin Enters the Market - Backpacker

A master designer attempts to build the last mountain shelter you'll ever need. If anyone else called his creation "The One," it might sound a wee bit pretentious. But when Martin Zemitis, who in the last 33 years has made some of the most popular
September 1, 2010 @ backpacker.com

OR: New Tent Company - SlingFin - Backpacker

There's a new tent company in town and it caters to the hard core. There's a new tent company in town at the Outdoor Retailer's "Tent City" [literally a fenced in grassy patch across from the Salt Palace covered in tents] and they don't include the word
August 6, 2010 @ backpacker.com

SlingFin seeks to change design assumptions at Summer Market 2010

Two industry veterans have launched a new company, SlingFin, which, they say, seeks to return design innovation and quality to a level not seen for a long time in the outdoor industry. SNEWS has the exclusive interview with Martin Zemitis and Tim
July 28, 2010 @ snewsnet.com

First Objective: Make the Best Tents in the World

We're an outdoor equipment company run by industry veterans with a passion for making only the highest quality gear. We planted our flag at the top of the mountain (Mt. Everest to be exact!) and are working our way down while gaining a larger market presence. We've already released our first line of backpacking tents and will soon be adding backpacks and an apparel line.








R. 5
Babu Chiri Sherpa
(1965 – 2001)
World Renowned Mountaineer
NEPAL
2003



33+ Years of Experience

Martin has been crafting tents since high school and has worked at the biggest outdoors firms: Sierra Designs, Mountain Hardwear, and The North Face. After 33 years, he's branched off to create SlingFin for the continuous pursuit of better, stronger equipment. His design skill and passion is sewn with every stitch of every SlingFin tent.






SLINGFIN




255
250
105
195
Out Door
GOLD
INDUSTRY AWARD 2013

FIG. 20

The Secret: Patented Webtruss

Watch Martin's Award Winning Technology in Action

The Honeybadger Backpack

This pack was designed to be a waterproof, durable and lightweight pack/backpack that could adapt its users needs. It's been dragged behind trucks, dropped out of planes, floated through whitewater rapids, and rappelled down waterfalls. Once the Honey Badger Pack comes online, we will expand distribution greatly which means more reps, more stores, and more online representation. Entering the backpack category presents a lower entry price and a much larger audience.








SlingFin







Take Our Products on Any Adventure

Since inception, we've focused on the specialty tent market ($60M - $100M / year) to prove our technology and capture the customers that set trends. When they see our gear work in the most extreme conditions, people will know it will work anywhere. At SlingFin we make quality tools to help adventurers reach their goals and we're adapting that technology and design for the larger backpacking market.









Help Us Get to the Peak

May 16th, 2016

Our vision is clear. We are driven to build, create, improve and solve design problems to provide exceptional gear for those of us that love to explore our beautiful earth. We have the team, experience, suppliers and IP. Take the journey with us by participating as an owner. We are creative, fun and have a knowledge base that is unsurpassed in the industry but we need your help.

With your participation we can grow without institutional funding and remain independently owned which will allow us the freedom to remain true to our vision and not answer to absentee owners. If you share our vision then please join us for the journey.

Enjoy the Ride!
Martin, Rich, Al, Paul, NoNo, Kendall

Founder



Martin Zemitis

Co-Founder

One of the best tent designers in the business. 33-year industry veteran and gear guru. Developed award-winning products for industry leaders.

AND THE REST OF THE TEAM



Richard Ying

COO



Alan Tabor

Member in Board of Directors

Co-founder of Mountain Hardwear. 25+ years of experience in production planning, sales forecasting, information technology, CRM implementation, and Internet marketing for several outdoor companies.



Mark Erickson

Advisor

Former Vice President, The North Face



Robert Link

Professional Mountaineer/Design Advisor



Kendall De Jong

Marketing, Sales, PR & Social Media



Nolan Fritts

Tent and Gear Guru



Steve O'Meara

Advisor

Founder & CEO, Kokatat (formerly Blue Puma)

Raised $354,891 From 272+ Investors

Mark Erickson

Head of Design, VP of Sales and Marketing 1970-1988 at The North Face, President at Erickson Outdoors.

Paul Kramer

Extremely well respected 30-year veteran of the outdoor industry. Track record of growing companies to a successful exit. Former President of Sierra Designs and Co-Founder of Mountain Hardwear.

Helen Berenyi

Founder and CEO of Alphavest. Awarded "Top 40 Under 40" for Charleston, SC in 2012. Named "Most Influential Women in Business" by the Charleston Regional Business Journal.

Lhawang Dhondup

30+ Himalayan expeditions under his belt. Instrumental in climbing partner Babu Chiri's record-breaking speed ascent and later longest stay on the top of Mount Everest.

Hans Florine

Expert Speed Consultant, speaker, facilitator, designer, author, athlete, adventurer.

Bill Werlin

Outdoor Industry Veteran. Key roles: General Manager at Patagonia Japan, President at The North Face, President at Sierra Designs.

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What is SlingFin?

We make the strongest tents in the world. We're an outdoor equipment company run by industry veterans that have a passion for making only the highest quality gear based on a lifetime of design, manufacturing, and user experience. We planted our flag at the top of the mountain (Mt. Everest to be exact!) and are working our way down while gaining a larger market presence in the process. We are about to release our first backpack and have plans to enter the apparel and sleeping bag categories as well.

WF: Who are your customers?

We serve people that are serious about their adventures and their gear; our customers know what works and what doesn't. Backpackers, mountaineers, adventurers, explorers, guides, and outfitters look to SlingFin for gear that works when failure is not an option. These people go to some of the most inhospitable places on earth, use their gear all the time, and know what they can trust.

WF: What gives Slingfin a competitive advantage? ^

SF: Our founder Martin has spent over 30 years designing tents for the top brands in the world. His design skill and passion is sewn with every stitch of every SlingFin tent. We've solved design problems, have been awarded multiple utility patents, and provide strength and weight savings that simply aren't available elsewhere. Reviewers recognize this quality and have consistently pushed our gear to the forefront: in 2013, we were the only U.S. company to win the prestigious Gold Award at the Outdoor Show in Friedrichshafen Germany, Europe's largest outdoor gear show. Our technology is so good that professional guides use SlingFin tents as windbreaks to keep the other tent brands from collapsing in strong winds.

In addition, a lifetime of experimentation and design experience has resulted in SlingFin having some of the best (protectable) intellectual property in the industry. We solve design problems and offer solutions and technology that our competitors cannot. For example, we designed a new way of pitching tents through our invention, the WebTruss™. Now users can pitch the tent poles by first creating a rigid structure. The flysheet and tent body are added after the tent poles are locked in place by the WebTruss™, which allows users to pitch their tents in high winds and severe weather with ease. This is truly the next innovation in tent architecture -- we're extremely proud of this proprietary game changing step forward.

WF: What makes Slingfin such a trustworthy brand? ^

Like we mentioned earlier, we make the strongest tents in the world in our weight class - period! Our founder Martin Zemitis designed the only tent used on the summit of the world's highest peak, Mount Everest. Babu Chiri Sherpa spent the night at over 29,000 ft above sea level (without supplemental oxygen) using our gear. He is the only person ever to spend a night on the summit of Mount Everest.

WF: How are you spreading the word and marketing SlingFin? ^

SF: From the beginning we've let the tents speak for themselves. The logo on our tents is our billboard in the mountains, because people remember what stands up to the elements. When a storm comes through Camp II on Mount Everest and our competitors' tents collapse while ours stand, people are quick to understand which brand makes gear that they can count on. Serious outdoors men and women come straight to us for their next tent because you can't afford to skimp when you're one degree away from freezing. Nothing advertises better quality than the difference between life and death. Being the last tent standing is our brand - we are the strongest tent in the mountains.

New customers also find us via gear reviews and word-of-mouth, which makes marketing costs are close to zero. We received an incredible gear review for one of our tents on a very popular blog called Indefinitely Wild (a Gizmodo website) and that launched our most popular tent, the 2Lite. Our new tent called the WindSaber will also be in Outside Magazine's "Gear Review" guide which has a very large audience. We are waiting on additional reviews to hit media outlets in time for the 2016 backpacking season. The more people hear about and learn about our gear, the larger our audience grows. The addition of crowdfunding equity will only help grow our army of evangelists.

WF: Why did you start your own brand? ^

SF: Quality and making gear that works is all that matters to us--that's what it's all about at SlingFin--but we didn't have the freedom to operate this way with our previous employers. We wanted to make truly great products and got sick of the race to the bottom in order to fill the price bucket targets retailers are asking for. Quality at so many brands has suffered after their founders retired or the company got bought out; the bottom line takes over and cost cutting cannibalizes brand quality. When quality suffers, the people that helped build the brand move on to where their experience and skills can contribute something to the field. At SlingFin we make quality tools help adventurers reach their goals.

Our users know that when you are on an 8,000 meter mountain in 100 mph+ winds, you are 1 mm away from being outside in the storm. No marketing department can help you if your tent fails. A tent is your house in the mountains and that house cannot fail; by running our own shop we can design and build tents as if lives depend on it - because they do.

WF: What makes you so certain that SlingFin will succeed?

SF: Our ethos, experience, and relationships allow us to design gear second to none. We're a design company first and not just a marketing operation. We hand craft and design everything we sell. Our CEO sits at the sewing machine himself and creates our designs and samples.

Second, we've spent over 30 years (100+ years collectively) learning the hard lessons, so we understand this space better than anyone else. Martin has been designing tents for top brands for 30 years, all the while being an avid user of his own products. Everything we do is by deliberate design, including creating our own plastic parts rather than buying them off the shelf, because we have the depth of experience to know what can go wrong and what needs to be done right. What some of the other companies don't understand is that it's often less expensive to do things right. Tent design is not something that is taught in schools; you have to have lived it, have an understanding of the tradeoffs, and have insight from the right mountaineers who will tell you what the problems are.

Third, we've done this before. We know how the game is played and we know everyone in the industry. We have a great track record through helping build several other legendary brands like The North Face, Sierra Designs, and Mountain Hardwear. Our advisory board is a "who's who" of the industry; we're one degree of separation away from any resource we need in the industry.

WF: Where do you see yourself in the larger tent market?

At the moment, we're focused on extending our lead in the specialty tent market— which sells $60M - $100M annually— to prove our technology and capture the customers that set trends. When they see our gear work in the most extreme conditions, people will know it will work anywhere. Once we've won this market, we can apply our expedition-proven technology to a larger market segment of backpacks and adventurers.

WF: How do you view the competition?

SF: Many of the major brands have hollowed out their design capacity in search of lower costs. The outdoor industry as a whole is plagued by this disease: a regression from innovative design in pursuit of wider margins. But increasing marketing budget is no substitute for innovation.

Because the majority of our competitors aren't doing a lot of new and exciting things, they've had a hard time retaining their creative staff. This means that there aren't a lot of people left in the industry who know how to bring something really innovative to market, which has created an opening for us. Our competitors have deeper pockets and can offer more favorable terms to dealers, but we still find an overwhelming number of dealers coming to us because they want our unique product. We're focused on offering designs and solutions our customers want and our competitors cannot offer.

WF: What are your expansion plans?

SF: After five years of research & development and proving market fit, now is the time to accelerate our growth. We will use this investment to boost our factory order sizes, allowing us to take advantage of volume pricing and instantaneously increase our margin from 50% to nearly 60%. This inventory increase will also allow us to expand our dealer network and solve the repeated challenge we've faced in running out of inventory, which has put us in the unwelcome position of being unable to fill orders for $2,000 tents.

We're also looking to grow our marketing beyond the word-of-mouth that has propelled us to this point by expanding our online, social media, grassroots, and trade show presence. Finally, we're excited about the opportunity to apply our high-end technology to products that more and more people can use, such as expanding our ultralight tents and hardshell backpack, the "Honey Badger" Pack and Pannier.

Once the Honey Badger Pack and Pannier comes online, we will expand distribution greatly which means more reps, more stores, and more online representation. Entering the backpack category presents a lower entry price and a much larger audience. We will still focus on specialty distribution that understands how to represent a quality brand properly. Once we open our target specialty shops in the U.S. then we will look to larger specialty outlets.

WF: Why create a hard shell backpack?

The Honey Badger backpack is a patented design unlike anything else in the market due to its versatility and efficiency. It was inspired by our experience in getting tents up to Everest base camp where we discovered that, after the tents were set up, there were a lot of duffel bags, wooden crates, and hard containers leftover from carrying the tents; the waste left at basecamp was overwhelming. We wanted to make an adaptable product that would let you carry gear up to basecamp, then reconfigure the bag and use it for another task.

We ended up with a semi-rigid exoskeleton with attachment points everywhere on the pack that allows you to carry nearly twice as much weight and volume as similarly sized packs. It also includes a separate waterproof inner bag that will protect your sensitive gear from getting wet. It's easy to carry, easy to pack, and extremely durable -- as proven by our development tests involving dragging it behind a truck and dropping it from an airplane.

We just sent our initial batch of packs to testers and product reviewers and are looking forward to rolling out sales later this year through our existing distribution network.

WF: Who does your manufacturing?

We have a 30 year-old relationship with a Taiwanese manufacturing partner who has been producing tents since the 1950s. They're the best in the business. We use their factory in Vietnam because it has the most experienced sewing staff anywhere. They take great pride in their craftsmanship and have been a true partner in finding innovative ways to make our vision a reality.

WF: What are your unit economics?

SF: Our margin is currently 50% when selling to retailers - appreciably ahead of the industry average of 40% for hardgoods. Our margins triple when we sell direct-to-consumer through our website, because we can capture the full MSRP. Currently we sell half direct and half through the other channels. By carefully managing our SKUs and growth, we've been able to sustain these margins.

With this funding, we'll be able to take advantage of 10% minimum order quantity discounts which will expand margins further to ~60%. Given the quality of our gear and the difference it can make between life and death, it's unlikely we'll ever have to cheapen our brand with discounts. We are setting the standard which allows us to charge accordingly.

WF: What is your distribution model?

We sell through specialty retailers all over the country and from our own website. We leverage our long-running industry relationships to connect with the specialty retailers at regional and national trade shows. Specialty shop owners get it because they see what we've delivered in the past at previous brands, understand the products that we're building now, and see our future vision. Dealers especially appreciate that we are not over distributed and the "street" price on our products is our MSRP. We are vigilant with our MAP policy which further strengthens our relationship with our specialty dealers.

WF: What about International Distribution?

Internationally, we have a thriving business in South Korea. Our current plan is to expand to other countries via a licensee model. This business model is advantageous since the funds are bottom line dollars (15% of cost) without risk to SlingFin. Another advantage is that larger orders help with economies of scale and pricing.

WF: Do you have plans to partner with larger distributors to sell your consumer grade tents?

Our focus is to partner with the right dealers that understand the SlingFin brand and our products - whether it be brick and mortar stores or online. We will remain true to the brand and our mission and not bend over for the big guys and their price bucket strategies. Rushing to get into big chains like REI sounds good to the general public, but in reality, that's a shortcut to bankruptcy.

WF: What challenges are you facing right now?

We need working capital to help support our growth. In some cases, we're unable to fill orders because we don't have products in stock. We're also missing out on volume discounts because we don't have enough capital to increase our minimum order size. We're excited to move past the fundraising process and return full focus to our products. Finding capital that has the same vision as we do is a total time sink. We see crowdfunding for equity as a tremendous opportunity by matching the investors' vision with the company's vision.

WF: What keeps you up at night?

SF: I sleep like a baby because I live my life by doing right by people and the environment.

However, there are those nights when the realities of meeting payroll and growing a business interfere with my REM time. We have the margin, design, IP, manufacturing and distribution challenges handled, but matching cash flow to growth is the real challenge. Our goal is to become financially sustainable so we can grow organically and finance orders on time, while maintaining control of the company. We also need to continually find ways to communicate our superior design and value to consumers.

We are driven to be the best and that is a 24 hours-a-day job! What we are working on now will be seen 1, 2, or perhaps 5 years down the road and getting it right requires constant work. We have technology that will define the next generation of tents but there are just not enough hours in the day to make it happen, especially as the little guy. We have to work that much harder to break our way into the marketplace dominated by the big conglomerates. But that's also what drives us, so I see many sleepless nights going forward - not because of unrest, but because I'm eager to make a difference.

WF: Why have you given your customers the chance to invest in Slingfin?

SF: To date, our investors have been family, friends, mountaineers, and guides that share our vision. Unfortunately, there were also a lot of the above who do not qualify as an accredited investor, so they were not able to purchase shares, but have been supporting in other ways.

We're excited about the opportunity to broaden that pool and share our success with the users who are excited about what we're doing. "Democratizing investing" is a brilliant idea and will increase collective social good by supporting projects that people believe in. We love the idea of being able to invest in small companies that have double- and triple-bottom lines that we believe in. Crowdfunding for equity will change the way the most innovative and creative ideas will come to light. The solutions to the world's problems will come from the small innovators with great ideas and solutions and not from the boardrooms of transnational corporations that find change too costly or inconvenient to their long term plans.

If you share our vision then join us for a great ride! Although we're taking the road less explored, we will always take the high road. Be part of a journey that will change the way people experience the wildest places on earth!

WF: Tell us about the team. ˄

SF: Our team is incredible - experienced, design driven, and obsessed with the gear, the outdoors, and the environment. In the same room we have industry veterans and young, fresh talent hungry to prove themselves.

Richard is our Director of Operations and a mechanical engineer from UCLA. His background is failure analysis; so he went from a world of figuring out why things failed, to helping design and produce products that won't. Rich is a terminator and genius at getting things done and done right.

Robert Link is our best gear user and consultant. He is a professional mountain guide and owner of Mountain-Link. We do not have enough room for his list of achievements. He knows how to throw down design challenges.

I'm Martin Zemitis, the CEO. Jack Gilbert (former VP of TNF and Founder of Mountain hardwear with Paul Kramer) used to call me a truant on a salary since I love to go whitewater rafting and fly fishing. I started my first outdoor company, Sierra Mountaineering, in 1976 while in high-school. My uncle sent me a heavy duty Pfaff 545 large bobbin sewing machine and that was the start of my career. I tell people I've never worked a day in my life because I love what I do.

Al Tabor is the founder at Mountain Hardwear and OutinUnderground.com, a website dedicated to telling stories of the history of the outdoor industry. He was Director of Operations and Information Systems at Mountain Hardwear. He has been playing an active role at SlingFin doing a bit of everything from strategic advising to occasional front end web development.

Ask a Question

Type your question here... ASK QUESTION

Will Lerner May 17 2016

What are your sales estimates this year?



Richard Ying COO EMPLOYEE May 17 2016

$350k - part of this raise is to fund additional inventory and production of some new designs

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Griffin Walsh Sep 23 2016

What do you think the venture capitalists' comments on CNBC's Adventure Capital show?



Alan Tabor Member in Board of Directors EMPLOYEE Sep 24 2016

tl;dr: SlingFin is all about brand building. Details below.

I'm Alan Tabor, a Board Member at SlingFin. I'm one of the founders of Mountain Hardwear. I forecast product demand there for 15 years based on market size, market penetration, product history, and so on.

The Adventure Capitalist objections would be valid if the facts driving those objections were accurate. On key points, they weren't. See *http://www.cnbc.com/live-tv/adventure-capitalists/full-episode/lakemountain/749030467806*

1) Craig Cooper - “I don’t see you guys as brand developers…I see that tent, your logo’s not even on it.”

1a) No logos on tents - False. Our logo is on every tent fly just like our competitors.

Details: They didn’t put the fly on during pitching or the logos would have been obvious. (You can’t actually put a logo on a mesh body.) Martin assumed the request was for a monster logo. We can’t do that; it would be a big turn-off to our core customers.

Large logos are accepted on the mountaineering tents, btw. You can see examples on the Wefunder page here. Even on Wefunder, the backpacking tents are mostly pictured there without flys. You’d need to go to our website to really see how they look. Note, we’ve chosen to use silicone coated fabrics for our flysheets, so our logos are sublimated as opposed to printed on top. The silicone coating provides an increased level of water resistance, so in this decision path we chose function and performance as our primary consideration.

1b) Not brand developers - False. SlingFin is, in fact, very focused on brand building. We’ve patiently made our reputation in the most extreme conditions. In our biz influence starts at the top of the mountain and proceeds out from there.

2. Craig Cooper. “Not applicable to everyday camping.”

True. We are not now nor will we ever be focused on everyday camping.

We are however very focused on the tier between that and mountaineering, ie backpacking and touring. Our main competitors are Big Agnes, particularly the Fly Creek and the Copper Spur and MSR’s Hubba Hubba. We estimate that there’s $15M annual sales in these three models alone. We compete well in that space and plan to take a chunk of that business. For example: *http://indefinitelywild.gizmodo.com/slingfin-2lite-review-everest-tent-tech-for-the-backpa-1720668491*

The next tier down from backpacking is tents sold through mass distributors…essentially tents that provide visual privacy and allow users to stand up. They’re used in car camping and pitched in park campground or KOAs. Jeremy Bloom is right, however, that the most common response when folks in the “leisure camping” market hit bad weather is to bail and head to a motel.

I have absolutely no problem with that market! Whatever gets people outdoors is all good as far as I’m concerned. But it’s a whole different tribe. Folks in this market aren’t influenced by reputations in the backpacking market. They don’t need the performance but they are very price sensitive.

Conversely (and perversely) showing strongly in that market would damage the SlingFin brand significantly in the eyes of our core market. They would, most regrettably, view it as selling out.

Brand building reprise.

The way our kind of brands do expand is not down market but laterally into other similar niches: packs, bags, and performance clothing. You sell a wider range of product to the same core customer: outdoor enthusiasts. We’ve got designs in all those niches and have packs queued up as our next target. You can see those above on the Wefunder page.

Outdoor brands are remarkably durable if built correctly but in our part of the world, everything big started out small. Patagonia, for example, started with pitons; Columbia with hats. We’re starting with tents. Reputation accumulates slowly relative to tech because the gear has to prove itself in the field often during a specific season of the year, eg mountaineering season.

The cornerstone of an outdoor brand is delivering the good stuff repetitively focusing on performance, integrity, and authenticity in the core markets of mountaineering, backpacking , backcountry ski, and the like. That is the essential first step. No amount of marketing focused on 'brand building' will work if that isn't there. Once it is, one can raise money, push out the message, and be believed.

For more see the Wefunder and Intrepid Entrepreneur podcasts:
https://wefunder.com/feed/89364?auto_login_token=wdxfIuroUgA9oHiN
http://intrepidentrepreneur.net/martin-zemitis/

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MORE QUESTIONS



SLINGFIN

2017 Report

Dear investors,

Thanks to our Wefunder investors, we were able to continue forging forward without having to take in VC money or VC directives. This has allowed us to continue designing the most innovative and effective products on the market. Currently that is mostly tents (expedition and backpacking), but we also released our first backpack, the Honey Badger backpack, in 2017. We are working on releasing a new lightweight 3-season tent as well as a ultralight shaped tarp. Lots of great things on the horizon for the SlingFin family!

We need your help!

Help talk about the brand!!! The more people that know about us, the better. Our products match up well with anything in their category.

Sincerely,

Martin Zemitis

Co-Founder

Our Mission

SlingFin is dedicated to solving difficult design problems. For example our patented WebTruss™ can be pitched in the most extreme weather conditions (think Mt. Everest extreme). We started at the top of the mountain and now we've created durable, lightweight backpacking tents to use on the trail. We've been in the outdoor industry for over 30 years and we've seen quality products disappear. SlingFin is bringing that quality back.

See our full profile

How did we do this year?

Report Card

B-

The Good

continued growing sales numbers by about 20%

successful Kickstarter launch of our new backpack, the Honey Badger backpack

increased our dealer network with key locations along the Appalachian Trail

The Bad

still not as well known in the tent world

lots of specialty dealers struggling in competition against the big box stores

still don't have the volume to get the important discounts from the factories

2017 At a Glance

January 1 to December 31

$153,018 +85%
Revenue

-$71,899
Net Loss

$58,778 [9%]
Short Term Debt

$0
Raised in 2017

$17,289
Cash on Hand

Months of Runway

INCOME BALANCE NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We make the highest quality mountaineering and backpacking tents in the world. Our gear works in conditions that cause other equipment to fail. Case in point: we built the only tent to ever spend a night on Mt. Everest. Our founder, Martin, has been building tents since high school and has worked at the biggest outdoor companies: Sierra Designs, Mountain Hardwear, and The North Face.
SlingFin is dedicated to solving difficult design problems. For example our patented WebTruss™ can be pitched in the most extreme weather conditions (think Mt. Everest extreme). We started at the top of the mountain and now we've created durable, lightweight backpacking tents to use on the trail. We've been in the outdoor industry for over 30 years and we've seen quality products disappear. SlingFin is bringing that quality back.

Milestones

SlingFin, Inc. was incorporated in the State of California in February 2010.

Since then, we have:

- Founders built Mountain Hardwear (acquired by Columbia for $36M).

- Designed the only tent ever to spend a night on Everest summit.

- Won prestigious Gold Award at 2013 Outdoor Friedrichshafen Show.

- Inventor of WebTruss, an entirely new way to pitch a tent.

- 50% margin, growing to 60% with this investment.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $153,017.90 compared to the year ended December 31, 2016, when the Company had revenues of $82,564. Our gross margin was 51.76% in fiscal year 2017, compared to 49.49% in 2016.

- *Assets.* As of December 31, 2017, the Company had total assets of $182,510.80, including $17,288.54 in cash. As of December 31, 2016, the Company had $48,801 in total assets, including $1,512 in cash.

- *Net Loss.* The Company has had net losses of $71,899.25 and net losses of $51,274 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

- *Liabilities.* The Company's liabilities totaled $285,196 for the fiscal year ended December 31, 2017 and $64,570 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $249,000 in equity.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

SlingFin, Inc. cash in hand is $17,288.54, as of March 2018. Over the last three months, revenues have averaged $15,000/month, cost of goods sold has averaged $6,000/month, and operational expenses have averaged $9,000/month, for an average burn rate of $0 per month. Our intent is to be profitable in 0 months.

Over the past year, we've put more into marketing to help increase our audience and sales numbers. We've also added a new member to our team whose primary focus is on increasing our dealer and direct sales.

We have some new products that we are about to release which opens up new product categories for us, so that should hopefully equate to more sales. We'll need some more cash to build new inventory but with presales through places like Kickstarter we think we have a good model.

Net Margin: -47%

Gross Margin: 52%

Return on Assets: -39%

Earnings per Share: -$0.13

Revenue per Employee: $76,509

Cash to Assets: 9%

Revenue to Receivables: 14,206%

Debt Ratio: 156%

GAAP_Reviewed_2014_2015_Sli...

2017_SlingFin_BS_PNL.PDF

We ❤ Our 250 Investors

Thank You For Believing In Us

Mark Erickson
Paul Kramer
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Julie O'Neil
Benjamin J Greenapple
Lee Scot
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Mark Erickson
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Amelie Pedneault
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Nathan Levine
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Allen Keith EDWARDS
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Lane ELY
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Ronald Lieberman
Steve Brady
Andre' P. Fournier
John Bordy
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Qiang Lai
Debabrata Das
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Victor Ichioka
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Panayotis Xouris
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Sean Casey
Tim Nightengale
Michael Ekwale
Trent Cooksley
Annelise Schinzinger
Kerry Choy
Carla Roberts
Joon Ho PARK

Thank You!

From the SlingFin Team



Martin Zemitis
Co-Founder



Richard Ying
COO



Alan Tabor
Member in Board of Directors

Co-founder of Mountain Hardwear. 25+ years of experience in production planning, sales forecasting, information technology, CRM implementation, and Internet marketing for several outdoor companies.



Mark Erickson
Advisor

Former Vice President, The North Face



Robert Link
Professional Mountaineer/Design Advisor



Kendall De Jong
Marketing, Sales, PR & Social Media



Nolan Fritts
Tent and Gear Guru



Steve O'Meara
Advisor

Founder & CEO, Kokatat (formerly Blue Puma)

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Richard Ying	Vice President @ SlingFin	2011
Martin Zemitis	CEO, President, CFO @ SlingFin	2010
Alan Tabor	Principal @ OutInUnder	2012
Paul Kramer	Chief Operating Officer @ CNW, LLC	2013

Officers

OFFICER	TITLE	JOINED
Richard Ying	Vice President, Secretary	2011
Martin Zemitis	President, Treasurer	2010

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Martin Zemitis	262,198 common and preferred stock	40.8%
Tim Baka	153,200 common and preferred stock	23.9%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
10/2012	$249,000		4(2)

The use of proceeds is to fund general operations.

Outstanding Debts

None.

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Prefered Stock	1,000,000	20,750	Yes
Common Shares	2,000,000	521,183	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

The shares are speculative investments which involve a substantial risk of loss.

The Company has been operating at a loss and may do so even after the fundraising.

There are significant restrictions on the transferability of the shares.

No federal or state agency has made any findings as to the fairness of the terms of the offering.

Any projections or predictions that may have been made available to investors are based on estimates, assumptions and forecasts which may prove to be incorrect; and no assurance is given that the actual results will correspond with the results contemplated by the various projections.

A significant portion of the funds raised will be used to purchase inventory. There is no guarantee that the inventory will be sold.

Outdoor gear is a very competitive industry.

Risk of future dilution.

Company will try to do its best to fulfill all perks, but the best interest of the Company will be taken into account when determining use of resources.

Entering product categories with larger audiences also means competing against a more crowded market and against larger companies with more resources.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than $2.5 million , the amount invested divided by the quotient of (a) the Valuation Cap ($2.5 million) divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

SlingFin, Inc.

- California Corporation
- Organized February 2010
- 2 employees

1355 4th St.
Suite C
Berkeley CA 94710

http://www.slingfin.com/

Business Description

Refer to the SlingFin profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

SlingFin has previously not complied with the reporting requirements under Rule 202 of Regulation Crowdfunding.

The issuer failed to file a 2016 annual report.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Alan Tabor

1st

Strategic Adviser, Consultant, Web Developer

San Francisco Bay Area | Sporting Goods

Current SlingFin, Inc., Twin Peaks Consulting, OutInUnder.com

Previous Mountain Hardwear, Sierra Designs, Flagship

Send a message

366 connections

https://www.linkedin.com/in/alan-tabor-b19326

Contact Info

Relationship

Note | Reminder | Tag

Connected
4/1/2016

1 month ago

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Background

Summary

My career has all been in the Outdoor Industry. I was one of the founders of Mountain Hardwear.

Career summary: First I did the processes. Next, I graduated to modeling and automating them as the computer revolution took hold and matured. Finally, I ended up building broad models to integrate the interaction of information systems and material processes (supply chains, corporate information flow, consumer demand) and used that to take limited resources and maximize business impact.

Foci: Operational Processes. Modeling, Games, Coding, Stories, Systems Integration, Systems Analysis, Miscellaneous and every changing software languages and tools, Strategic Integration. Appropriate Technology. Fun.

Experience

Board Member, Strategic Advisor
SlingFin, Inc.
January 2013 – Present (3 years 5 months) | Berkeley CA

SlingFin makes expedition tents, arguably the best on the planet, as well as a wider range of backpacking and camping equipment.

Principal
Twin Peaks Consulting
January 2011 – Present (5 years 5 months) | San Francisco Bay Area

Strategic Adviser focused on the implementation side of business: operations, structure, supply chain management. I specialize in information rich environments for product design, planning, and sourcing.

Primary vertical: 'Outdoor Industry', i.e. human powered sports.

Background: co-founder of Mountain Hardwear with responsibility for operations, information systems, and demand planning.

Ideal gig: a very short engagement to facilitate taking a step back to review the interaction of external demands, information inflow, and the internal decision making and modeling processes that cluster along the supply chain.



Martin Zemitis

2nd

President / CEO at SlingFin, Inc.
United States

Previous: Expedition Technology, Mountain Hardwear, Sierra Designs
Education: University of California, Davis

Connect

500+ connections

https://www.linkedin.com/in/martin-zemitis-14b83469

Background

Summary

☛ SlingFin is a design shop dedicated to providing the best possible gear to backpackers, climbers, mountaineers, and outdoor enthusiasts. Our success has been recognized in reviews and by a prestigious Gold Award at ISPO. Our gear is used in the most extreme environments on earth.

☛ SlingFin is seeking angel investment to leverage key tent and backpack patents and expand our offering into a complete range of top-quality outdoor gear. We started at the top of the mountain and are building out.

My history:

I created my first designs and and co-founded my first outdoor business while in high school.

I was one of the Founders at Mountain Hardwear leaving Sierra Designs with 6 others to start a new company. Prior to Sierra Designs, I designed equipment for The North Face.

We sold MHW to to Columbia Sportswear in 2003. I continued to work at MHW until 2009 but became increasingly unhappy as our focus became more and more diluted.

SlingFin:

We are a group of men and women with one goal; design, develop and bring to market the highest quality outdoor products ever created.

We are enthusiasts with passion to experience the natural world around us, to follow the trail of previous expeditions and seek beyond those boundaries and lead a path to demand greater performance and reliability in outdoor equipment.

We love adding members who share our vision to the SlingFin family.



The JOBS Act: Becoming a nati…

Experience

President / CEO
SlingFin, Inc.
March 2010 – Present (6 years 3 months) | Berkeley



Volume: Adding a New Dimension



The JOBS Act: Becoming a nati…



Paul Kramer

2nd

Chief Operating Officer at CNW, LLC
Berkeley, California | Sporting Goods

Current SlingFin, Inc., CNW, LLC
Previous Mountain Hardwear, Sierra Designs

Connect | Send Paul InMail

75 connections

https://www.linkedin.com/in/paul-kramer-701b3a10a

Background

Experience

Board Member
SlingFin, Inc.
July 2013 – Present (2 years 11 months) | Berkeley, CA

Chief Operating Officer
CNW, LLC
January 2013 – Present (3 years 5 months) | San Francisco Bay Area

CNW, LLC is a start-up developing catalytic heating systems for the outdoor and consumer markets.

Co-Founder, VP of Design, Production, Sourcing, Purchasing, Warrantee
Mountain Hardwear
October 1993 – September 2005 (12 years) | San Francisco Bay Area

Various including President, Head of Design
Sierra Designs
May 1971 – October 1993 (22 years 6 months)



Richard Ying

3rd

Mechanical or Industrial Engineering Professional

Berkeley, California | Design

Current SlingFin, Inc.

Previous Institute of Risk and Safety Analyses

Education University of California, Los Angeles

Send Richard InMail

86 connections

https://www.linkedin.com/in/richard-ying-71386520

Background

Experience

COO

SlingFin, Inc.

January 2013 – Present (3 years 5 months) | Berkeley, CA

Senior Forensic Scientist

Institute of Risk and Safety Analyses

June 1998 – December 2009 (11 years 7 months)

Expert Witness for the Institute of Risk and Safety Analyses in accident reconstruction, computer simulation, biomechanics, premises liability, and product liability. Employed the disciplines of accident reconstruction to assess code compliance, alternative designs, safety practices and procedures, vehicular kinematics, and graphical simulation as they related to post-accident evaluation. Extensive testing and evaluation using force plates and accelerometers.

Languages

Chinese